Exhibit 99.1

Unique Fabricating, Inc. Reports Fourth Quarter and Full Year 2018 Financial Results

Auburn Hills, MI - March 7, 2019 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the fourth quarter and 12 months ended December 30, 2018.
Full Year 2018 Financial Highlights and Subsequent Events

•	Revenue of $174.9 million in the full year 2018, down 0.2% compared to $175.3 million in the full year 2017

•	Net income of $3.7 million, or $0.38 per basic and $0.37 per diluted share in the full year 2018, compared to $6.5 million, or $0.67 per basic and $0.66 per diluted share in the full year 2017

•
Adjusted EBITDA of $17.1 million in the full year 2018, including $6.8 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards, compared to $18.0 million in the full year 2017, including $6.5 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards(1)

•	Adjusted diluted earnings per share of $0.55 in the full year 2018 versus $0.69 in the full year 2017(1)

•	Declared a quarterly cash dividend of $0.05 per share payable on March 7, 2019 for stockholders of record as of February 28, 2019

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“Unique grew sales in the fourth quarter and reached the higher-end of our revised revenue guidance range for the year despite lower than expected North American production volumes, as manufacturers continue to adjust production schedules to correspond with the continued consumer preferences for light trucks versus traditional passenger cars,” commented John Weinhardt, Chief Executive Officer. “Our growing presence in the light truck segment combined with the actions we took earlier in the year to enhance our operating efficiency enabled us to better respond to the changing market conditions. These moves were overshadowed by an increase in federal income tax on foreign sourced income as a result of the U.S. Tax Cuts and Jobs Act of 2017 and the timing of an interest rate swap we had entered into in accordance with the terms of the senior secured credit facility that we amended in November, both of which negatively impacted our earnings.”

“Subsequent to the fourth quarter, the Board decided to reduce the quarterly dividend to provide the Company with additional financial resources and to more aggressively reduce our long-term debt. We believe this decision to adjust our allocation to help decrease our financial leverage gives us greater flexibility, and enhanced operational and strategic options going forward,” Weinhardt added. “Our business continues to generate strong cash from operations with more than $9.4 million generated in 2018, a 25% increase over 2017. During 2019, we expect to significantly reduce our debt, thereby reducing our interest expense.”

“We continue to pursue operating initiatives that will reduce our costs, while improving our flexibility,” Weinhardt concluded. “We are cognizant of the challenges that our business and industry have faced over the last 12 months, and the negative impact it had on our performance, but we believe the adjustments we made in the second half of 2018 put us in a much better position to address any continued challenges in 2019. Based on our current visibility of awarded programs scheduled to launch in 2019 and 2020, we expect to continue to outperform the industry by leveraging our strong backlog and capturing ongoing incremental revenue opportunities.”

Fourth Quarter Financial Summary

Total revenue for the quarter ended December 30, 2018 decreased to $39.8 million, down 4.4%, or $1.8 million from $41.7 million during the same period last year. The decrease was primarily driven by the loss of business at two major non-automotive customers as a result of our decision to close our Ft. Smith, Arkansas facility, as well as extended plant holiday shutdowns by some of our customers to reduce vehicle inventory levels.

Gross profit for the quarter ended December 30, 2018 was $8.5 million, or 21.5% of total revenue, compared to $9.3 million, or 22.3% of total revenues, for the corresponding period last year. The decrease in gross profit was primarily related to the decline in revenues.

Net income for the quarter ended December 30, 2018 was $(0.2) million, or $(0.02) per basic and diluted share, compared to $2.1 million, or $0.21 per basic and diluted share, in the fourth quarter of 2017. The decrease in net income was primarily due to the lower sales resulting in a gross profit decline, higher interest expense due to higher outstanding debt balances and interest rates, as well as a non-cash unfavorable mark-to-market on a new interest rate swap, and unfavorable tax expense related to the GILTI provisions of the Tax Cuts on Jobs Act.

Adjusted EBITDA for the quarter ended December 30, 2018 was $3.2 million compared to $4.0 million in the fourth quarter of 2017. The decrease is primarily a result of the lower sales and gross margins as a percentage of sales described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the quarter ended December 30, 2018 was $0.00 compared to $0.17 in the fourth quarter of 2017. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Year to Date Financial Summary

Total revenue for the full year 2018 decreased to $174.9 million, down 0.2%, or $0.4 million from $175.3 million during the same period last year. The decrease was primarily driven by an overexposure to the traditional passenger car segment as well as a modest decline in North American auto production year over year of approximately 1%. The loss of business at two of our non-automotive customers reference earlier was also a contributing factor. Despite the decline in auto production during 2018 when compared to 2017 however, our sales to the automotive market increased by 2 percent year-over-year.

Gross profit for the full year 2018 was $39.3 million, or 22.5% of total revenue, compared to $40.1 million, or 22.9% of total revenues, for the corresponding period last year. The decrease in gross profit as a percentage of sales was primarily related to the operational inefficiencies experienced from moving the manufacturing of products previously produced in the Ft. Smith, Arkansas facility to other manufacturing facilities of the Company during the third quarter, partially offset by savings realized from the plant closures we completed during 2018.

Restructuring expense for the full year 2018 of $1.2 million was related to the previously announced manufacturing facility closures in Port Huron, Michigan and Fort Smith, Arkansas and compares to $0 in the same period last year.

Net income for full year 2018 was $3.7 million, or $0.38 per basic and $0.37 per diluted share, respectively, compared to $6.5 million, or $0.67 per basic and $0.66 per diluted share, respectively, in the corresponding period last year. The decrease in net income was primarily due to the restructuring expenses, gross profit decreases described above, and higher interest expense due to higher interest rates and higher average outstanding debt balances in the fifty-two weeks ended December 30, 2018, as well as the unfavorable mark-to-market on the new interest rate swap entered into during the fourth quarter.

Adjusted EBITDA for the full year 2018 was $17.1 million compared to $18.0 million in the same period last year. The decrease is primarily a result of the lower margins described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the full year 2018 was $0.55 compared to $0.69 in the same period last year. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.
Balance Sheet Summary
As of December 30, 2018 and December 31, 2017, the Company had approximately $1.4 million in cash and cash equivalents. Total debt outstanding as of December 30, 2018 was $55.9 million compared to $53.6 million as of December 31, 2017.

As of December 30, 2018, the Company had $11.6 million of available unused capacity, further subject to borrowing base restrictions and outstanding letters of credit, under its $30.0 million Revolving Line of Credit.
2019 Outlook
For the full year 2019, Unique Fabricating is updating its outlook based on current North American industry production forecasts published in February 2019, and the mix of production by light vehicle platform contained in such research.

Revenue	$167.0 million to $172.0 million
Adjusted diluted earnings per share	$0.45 to $0.55
Adjusted EBITDA	$16.6 million to $18.1 million

The Company does not present a quantitative reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP measures due to the inherent difficulty, without unreasonable efforts, in forecasting and quantifying with reasonable accuracy significant items required for this reconciliation.
Dividend
Unique paid a quarterly cash dividend of $0.05 per share on March 7, 2019 to its stockholders of record as of the close of business on February 28, 2019. This compares to $0.15 per share paid in the previous quarter.
Quarterly Results Conference Call
Unique Fabricating will host a conference call and live webcast to discuss these results today at 9:00 a.m. Eastern Time. To access the call, please dial 1-877-705-6003 (toll-free) or 1-201-493-6725 and reference conference ID 13687665. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12:00PM ET on March 7, 2019 until 11:59PM ET on March 14, 2019 by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international) and using the pin number 13687665.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock award, non-recurring integration expense, transaction fees related to our acquisitions, restructuring expenses, and one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations. We calculate Adjusted Diluted Earnings Per Share based upon earnings before non-cash stock awards, non-recurring expenses, transaction fees, and restructuring expenses, including the tax impact associated with these adjusting items. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2019 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 30, 2018 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com
Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations

	Fifty-Two Weeks Ended December 30, 2018	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017
Net Sales	$174,909,741	$175,287,982	$170,462,953
Cost of Sales	135,575,004	135,234,448	130,918,486
Gross Profit	39,334,737	40,053,534	39,544,467
Selling, General, and Administrative Expenses	29,780,956	29,766,864	27,524,453
Restructuring Expenses	1,155,910	—	35,054
Operating Income	8,397,871	10,286,670	11,984,960
Non-operating Income (Expense)
Investment income	50,169	—	—
Other income	(109,142)	78,805	91,755
Interest expense	(3,778,328)	(2,745,904)	(2,134,976)
Total non-operating expense	(3,837,301)	(2,667,099)	(2,043,221)
Income – Before income taxes	4,560,570	7,619,571	9,941,739
Income Tax Expense	861,969	1,132,880	3,257,619
Net Income	$3,698,601	$6,486,691	$6,684,120
Net Income per share
Basic	$0.38	$0.67	$0.69
Diluted	$0.37	$0.66	$0.68
Cash dividends declared per share	$0.60	$0.60	$0.60

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets

	December 30, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$1,409,593	$1,430,937
Accounts receivable – net	30,831,182	27,203,296
Inventory – net	16,285,507	16,330,084
Prepaid expenses and other current assets:
Prepaid expenses and other	2,511,486	3,962,012
Refundable taxes	983,073	646,253
Total current assets	52,020,841	49,572,582
Property, Plant, and Equipment – Net	25,077,745	22,975,401
Goodwill	28,871,179	28,871,179
Intangible Assets	15,568,383	19,635,782
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	198,854	353,719
Deferred tax asset	496,181	342,552
Total assets	$123,287,303	$122,805,335
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$11,465,222	$11,708,175
Current maturities of long-term debt	3,350,000	3,799,998
Income taxes payable	40,634	348,910
Accrued compensation	2,848,282	2,840,559
Other accrued liabilities	1,432,109	1,027,489
Total current liabilities	19,136,247	19,725,131
Long-term debt – net of current portion	34,667,768	27,288,846
Line of credit	17,904,869	22,476,525
Other long-term liabilities	395,154	—
Deferred tax liability	2,295,105	2,432,754
Total liabilities	74,399,143	71,923,256
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,779,147 and 9,757,563 issued and outstanding at December 30, 2018 and December 31, 2017, respectively	9,780	9,758
Additional paid-in-capital	45,881,848	45,712,568
Retained earnings	2,996,532	5,159,753
Total stockholders’ equity	48,888,160	50,882,079
Total liabilities and stockholders’ equity	$123,287,303	$122,805,335

UNIQUE FABRICATING, INC.
Consolidated Statements of Cash Flows

	Fifty-Two Weeks Ended December 30, 2018	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017
Cash Flows from Operating Activities
Net income	$3,698,601	$6,486,691	$6,684,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,630,142	6,319,975	5,501,674
Amortization of debt issuance costs	147,291	148,948	127,556
(Gain) loss on sale of assets	(137,793)	63,013	(126,631)
Loss on extinguishment of debt	59,110	—	60,202
Bad debt adjustment	12,939	128,475	(274,364)
Loss (gain) on derivative instruments	451,511	(228,387)	22,193
Stock option expense	131,302	150,368	166,476
Deferred income taxes	(291,278)	(1,552,502)	(1,165,649)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(3,640,825)	(443,826)	(3,987,313)
Inventory	44,577	401,524	339,784
Prepaid expenses and other assets	1,212,214	(1,765,990)	(1,291,654)
Accounts payable	1,008,447	(1,705,663)	1,329,599
Accrued and other liabilities	104,067	(193,762)	375,280
Net cash provided by operating activities	9,430,305	7,808,864	7,761,273
Cash Flows from Investing Activities
Purchases of property and equipment	(5,393,817)	(4,140,135)	(3,362,014)
Proceeds from sale of property and equipment	904,237	51,847	2,187,366
Acquisition of Intasco, net of cash acquired	—	—	(21,030,795)
Working capital adjustment from acquisition of Intasco	—	—	212,823
Net cash used in investing activities	(4,489,580)	(4,088,288)	(21,992,620)
Cash Flows from Financing Activities
Net change in bank overdraft	(1,251,400)	(37,978)	548,892
Proceeds from debt	10,131,574	—	32,000,000
Payments on term loans	(2,962,477)	(3,374,545)	(2,444,071)
Payments on (proceeds from) revolving credit facilities, net	(4,421,908)	6,230,892	5,690,487
Debt issuance costs	(634,036)	—	(514,441)
Pay-off of old senior credit facility term debt	—	—	(15,375,000)
Proceeds from exercise of stock options and warrants	38,000	37,001	115,975
Distribution of cash dividends	(5,861,822)	(5,850,544)	(5,811,858)
Net cash (used in) provided by financing activities	(4,962,069)	(2,995,174)	14,209,984
Net Decrease in Cash and Cash Equivalents	(21,344)	725,402	(21,363)
Cash and Cash Equivalents – Beginning of period	1,430,937	705,535	726,898
Cash and Cash Equivalents – End of period	$1,409,593	$1,430,937	$705,535
Supplemental Disclosure of Cash Flow Information – Cash paid for
Interest	$3,575,279	$2,566,956	$1,552,619
Income taxes	$1,339,290	$2,231,901	$3,750,845
Supplemental Disclosure of Cash Flow Information – Non cash investing and financing activities for
Common stock issued for purchase of Intasco USA, Inc.	$—	$—	$890,726

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended December 30, 2018	Thirteen Weeks Ended December 31, 2017	Thirteen Weeks Ended January 1, 2017	Fifty-Two Weeks Ended December 30, 2018	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017
GAAP Net income	$(191,120)	$2,056,338	$1,731,098	$3,698,601	$6,486,691	$6,684,120
Plus: Interest expense, net	1,344,968	656,848	395,733	3,778,328	2,745,904	2,134,796
Plus: Income tax expense	163,139	(723,804)	737,230	861,969	1,132,880	3,257,619
Plus: Depreciation and amortization	1,682,647	1,616,066	1,505,202	6,630,142	6,319,975	5,501,674
Plus: Non-cash stock award	32,681	35,122	39,743	131,302	150,368	166,476
Plus: Non-recurring integration expenses	71,483	126,811	68,257	199,464	157,604	173,170
Plus: Non-recurring step-up of inventory basis to fair market value	—	—	—	—	—	318,518
Plus: Transaction fees	—	—	8,118	26,717	23,235	866,806
Plus: Restructuring expenses	—	—	—	1,155,910	—	35,054
Plus: One-time consulting and licensing ERP system implementation costs	201,919	199,973	—	724,175	1,015,280	—
Plus: debt extinguishment costs	59,110	—	—	59,110		—
Less: Gain on sale of building	(142,973)	—	(147,414)	(142,973)		(147,414)
Adjusted EBITDA	$3,221,854	$3,967,354	$4,337,967	$17,122,745	$18,031,937	$18,990,819

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Thirteen Weeks Ended December 30, 2018	Thirteen Weeks Ended December 31, 2017	Thirteen Weeks Ended January 1, 2017	Fifty-Two Weeks Ended December 30, 2018	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017
GAAP Net income	$(191,120)	$2,056,338	$1,731,098	$3,698,601	$6,486,691	$6,684,120
Plus: Non-cash stock award	32,681	35,122	39,743	131,302	150,368	166,476
Plus: Non-recurring integration expenses	71,483	126,811	68,257	199,464	157,604	173,170
Plus: Non-recurring step-up of inventory basis to fair market value	—	—	—	—	—	318,518
Plus: Transaction fees	—	—	8,118	26,717	23,235	866,806
Plus: Debt extinguishment costs	59,110	—	—	59,110	—	60,202
Plus: Restructuring expenses	—	—	—	1,155,910	—	35,054
Plus: One-time consulting and licensing ERP system implementation costs	201,919	199,973	—	724,175	1,015,280	—
Less: One-time tax reform adjustments	—	(720,400)	—	—	(720,400)	—
Less: Gain on sale of building	(142,973)	—	(147,414)	(142,973)	—	(147,414)
Less: Tax impact	—	9,410	9,411	(426,384)	(281,356)	(428,091)
Adjusted Net income	$31,100	$1,707,254	$1,709,213	$5,425,922	$6,831,422	$7,728,841

Diluted weighted average shares outstanding	9,886,790	9,888,059	9,927,716	9,908,698	9,899,418	9,896,283
Net income per share
Diluted - GAAP	$(0.02)	$0.21	$0.17	$0.37	$0.66	$0.68
Diluted - Adjusted	$—	$0.17	$0.17	$0.55	$0.59	$0.78

UNIQUE FABRICATING, INC.
Purchase Accounting Impacts and Other Effects

	Thirteen Weeks Ended December 30, 2018	Thirteen Weeks Ended December 31, 2017	Thirteen Weeks Ended January 1, 2017	Fifty-Two Weeks Ended December 30, 2018	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017
Non-cash purchase accounting impacts
Customer relationships amortization	$836,797	$837,250	$837,523	$3,347,187	$3,348,091	$3,045,746
Trade name amortization	72,926	72,926	72,926	291,704	291,705	269,130
Non-compete amortization	6,183	44,162	44,162	122,392	176,648	176,648
Unpatented technology	76,529	76,529	76,529	306,116	306,116	206,040
Less: Tax impact	—	473,831	(303,881)	(661,667)	(422,170)	(1,165,626)
Net income effect	$992,435	$1,504,698	$727,259	$3,405,732	$3,700,390	$2,531,938

Net income per share impact
GAAP - Basic	$0.10	$0.15	$0.07	$0.25	$0.35	$0.26
GAAP - Diluted	$0.10	$0.15	$0.07	$0.24	$0.34	$0.26